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                                                                     Exhibit 5.1
Opinion of Counsel

                                August 25, 2000

The Board of Directors
Rich Coast Inc.
10200 Ford Road
Dearborn, MI 48126

Re:  Form SB-2 Registration Statement
     Opinion of Counsel

Dear Sirs:

     As securities counsel for Rich Coast Inc. (the "Company") a Nevada corporation, we have examined the originals or copies, certified or otherwise identified, of the Articles of Incorporation and Bylaws of the Company, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other records, instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

     We have also, as such counsel, examined Amendment No. 5 to Form S-3 on Form SB-2, File No. 333-63289 (the "Registration Statement"), to be filed with the Commission on or about August 28, 2000 covering up to 6,706,938 shares of Common Stock of the Company issued to and offered by the Selling Shareholders, as more particularly described in the Registration Statement.

     Based upon the foregoing and subject to the other qualifications and limitations stated in this letter, we are of the opinion that the shares of Common Stock to be issued to holders of the warrants or debentures held by the Selling Shareholders, upon exercise and payment of the exercise price stated in the warrants, or upon conversion of the debentures, will have been duly authorized, validly issued, fully paid and non-assessable.

     This opinion is a legal opinion and not an opinion as to matters of fact. This opinion is limited to the laws of the State of Nevada and the federal law of the United States of America, and to the matters stated herein. This opinion is made as of the date hereof, and after the date hereof, we undertake no, and disclaim any, obligation to advise you of any change in any matters set forth herein.

     We acknowledge that we are referred to under the caption "Legal Matters" included in the Registration Statement. We hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as an Exhibit thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.


                                    Very truly yours,

                                    /s/ Smith McCullough, P.C.